INVESTMENT ADVISORY AGREEMENT

SG CORE ONE CFC LTD.

(SAFEGUARD CORE ONE FUND)

AGREEMENT made as of June 10, 2022, by and between SafeGuard Asset Management, LLC, a Delaware limited liability company, with its principal office and place of business at 307 Stonyhill Drive, Chalfont, PA 18914 (the “Adviser”), and SG Core One CFC LTD., a Cayman Islands exempted company (the “Subsidiary”), a wholly owned subsidiary of Forum Funds II, a Delaware statutory trust and open-end investment company (the “Trust”), on behalf of its series, SafeGuard Core One Fund (the “SafeGuard Core One Fund”).

The purpose of the Subsidiary is to facilitate the implementation of the SafeGuard Core One Fund’s investment strategies, including with respect to obtaining exposure to certain types of commodity-linked derivative instruments.

W I T N E S S E T H :

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value (the “Shares”), in separate series; and

WHEREAS, the SafeGuard Core One Fund is a separate portfolio and series of shares of the Trust with assets and liabilities thereof limited to such portfolio under the terms set out in the Trust’s Trust Instrument;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.	The Subsidiary hereby appoints the Adviser to act as investment adviser to the Subsidiary, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2.	Subject ultimately to the supervision of the Board of Trustees of the Trust (the “Board of Trustees”), the Adviser shall manage the investment operations of the Subsidiary and the composition of the Subsidiary’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Subsidiary’s investment objective, policies and restrictions as stated in the Prospectus and Statement of Additional Information of the SafeGuard Core One Fund and subject to the following understandings:

(a)	The Adviser shall provide supervision of the Subsidiary’s investments and determine from time to time what investments, securities or derivative instruments, including commodity futures contracts and options thereon (collectively, “Investments”), will be purchased, retained, sold or loaned by the Subsidiary, and what portion of the assets will be invested or held uninvested.

(b)	The Adviser shall use its best judgment in the performance of its duties under this Agreement.

(c)	The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Agreement and Trust Instrument, the Prospectus and Statement of Additional Information of the SafeGuard Core One Fund and with the instructions and directions of the Board of Trustees (and the Board of Directors of the Subsidiary) and the Adviser acknowledges that it is hereby directed not to permit its activities on behalf of the Subsidiary to cause a violation of the 1940 Act on the part of the SafeGuard Core One Fund.

(d)	The Adviser shall determine the investments, securities and derivatives to be purchased or sold by the Subsidiary and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants (which may include affiliates of the Adviser) in conformity with the policy with respect to brokerage as set forth in the SafeGuard Core One Fund’s current Prospectus and Statement of Additional Information or as the Board of Trustees may direct from time to time. To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Subsidiary, for the account of, at the risk of and in the name of the Subsidiary, to place orders and issue instructions with respect to Investments of the Subsidiary. In all transactions in Investments for the Subsidiary, the Adviser is authorized to exercise full discretion and act for the Subsidiary in the same manner and with the same force and effect as the Subsidiary might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such transactions in Investments. The Adviser shall keep confidential the Subsidiary’s portfolio holdings and will treat confidentially and as proprietary information of the Subsidiary all such records and other information relative to the Subsidiary maintained by the Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder; provided, however, that notwithstanding the foregoing, the Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Adviser.

(e)	The Adviser shall prepare and maintain, or cause to be prepared and maintained, all books and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Subsidiary pursuant to applicable law including, but not limited to, Rule 3la-l under the 1940 Act.

(f)	The Adviser shall provide the Subsidiary on each business day with information relating to all transactions concerning the Subsidiary’s assets.

(g)	The investment management services provided by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

(h)	Nothing herein shall prohibit the Board of Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

3.	The Subsidiary has delivered (or will deliver the same as soon as available) to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)	Certified resolutions of the Board of Trustees (and of the Board of Directors of the Subsidiary) authorizing/ratifying the appointment of the Adviser and approving/ratifying the form of this Agreement;

(b)	The Registration Statement under the 1940 Act, as amended, on Form N-lA (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the SafeGuard Core One Fund and all amendments thereto; and

(c)	Prospectus and Statement of Additional Information of the SafeGuard Core One Fund (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented, from time to time, being herein called the “Prospectus”).

4.	The Adviser shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Subsidiary to serve in the capacities in which they are elected. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

5.	The Adviser shall prepare and keep the Subsidiary’s books and records required to be maintained by it pursuant to paragraph 2 hereof. The Adviser agrees that all records which it maintains for the Subsidiary are the property of the Subsidiary and it will surrender promptly to the Subsidiary any of such records upon the Subsidiary’s request. The Subsidiary, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Adviser pursuant to paragraph 2 hereof.

6.	(a) For the services provided pursuant to this Agreement by the Adviser, the Subsidiary will pay monthly an investment management fee at the annual rate of 0.01% of the average daily net assets of the Subsidiary (which amount alternatively may be paid, in the discretion of the Adviser, at the level of the SafeGuard Core One Fund and calculated by reference to such fund’s daily net assets attributable to the Subsidiary). In order to avoid duplicative fees, the investment management fees payable under this Agreement shall be offset and reduced by an amount equal to the amount of advisory fees paid to the Adviser in its role as investment adviser to the SafeGuard Core One Fund and that are attributable to the SafeGuard Core One Fund’s investment in the Subsidiary. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated and shall be payable upon the date of termination of this Agreement.

(b) The Adviser will provide investment, advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. (In this regard, and notwithstanding anything in this Agreement to the contrary, it is understood that this Agreement does not obligate the Adviser to pay for the maintenance of the Subsidiary’s general ledger and securities cost ledger or for daily pricing of the Subsidiary’s securities.) The Adviser will not be required hereunder to pay any expenses of the Subsidiary other than those above enumerated in this paragraph 6(b). In particular, but without limiting the generality of the foregoing, the Adviser will not be required to pay hereunder: brokers’ commissions; futures commission merchants’ fees; legal or auditing expenses of the Subsidiary or related to investments and assets of the Subsidiary; taxes or governmental fees; any direct expenses of issue, sale, underwriting, distribution, redemption or repurchase of the Subsidiary’s securities; the expenses of registering or qualifying securities for sale; the cost of preparing and distributing reports and notices to stockholders; the fees or disbursements of dividend, disbursing, shareholder, transfer or other agent; or the fees or disbursements of custodians of the Subsidiary’s assets. For the avoidance of doubt, any service required by the Subsidiary that is not a responsibility of the Adviser hereunder may be separately contracted with the Adviser and its affiliates, in which case the Adviser or such affiliate will be separately compensated.

7.	The Subsidiary shall expect of the Adviser, and the Adviser will give the Subsidiary the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Subsidiary. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Subsidiary in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

8.	The Adviser agrees to indemnify and hold harmless the Subsidiary, each of its respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, fees and expenses (including reasonable attorneys’ fees and expenses) of every nature and character arising out of or in any way related to (i) any breach of the Adviser’s obligations under this Agreement, (ii) any acts or failures to act of Adviser for which the Adviser would be liable under paragraph 7, (iii) any breach of a representation or warranty of the Adviser set forth in this Agreement and (iv) claims or demands by any employee, agent, trustee, member or manager of the Adviser in their capacity as such.

9.	This Agreement shall continue in force only so long as the corresponding Investment Advisory Agreement between the Adviser and the Trust, on behalf of the SafeGuard Core One Fund, remains in force and shall be subject to regular periodic reviews by the Board of Trustees in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Subsidiary at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting interests (as defined in the 1940 Act) of the SafeGuard Core One Fund, or by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) by the Adviser.

10.	The Adviser represents and warrants that it: (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) (and will continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940

Act, the Advisers Act or the CEA from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) will promptly notify the Subsidiary of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, or otherwise; (v) will promptly notify the Subsidiary if the Adviser is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (vi) will promptly notify the Subsidiary of any material fact known to the Adviser respecting or relating to the Adviser that would make any written information provided to the Subsidiary materially inaccurate or incomplete or if any such written information becomes untrue in any material respect; (vii) will promptly notify the Subsidiary if the Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Subsidiary. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure (or threatened departure) of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

11.	Nothing in this Agreement shall limit or restrict the right of any of the Adviser’s directors, officers, or employees who may also be a director, officer or employee of the Subsidiary to engage in any other business or to devote time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

12.	Except as otherwise provided herein or authorized by the Board of Trustees (and the Board of Directors of the Subsidiary), from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Subsidiary in any way or otherwise be deemed an agent of the Subsidiary.

13.	The Adviser shall rely on the exemptions for registered commodity trading advisors (“CTAs”) under Commodity Futures Trading Commission (“CFTC”) Rule 4.7. The Subsidiary represents, warrants and covenants that it is a “qualified eligible person” (“QEP”) as defined in CFTC Rule 4.7, consents to being treated as an exempt account under CFTC Rule 4.7, and agrees to promptly notify the Adviser if the Subsidiary ceases to be a QEP. The Adviser shall be registered as a commodity pool operator with the CFTC and shall be a member of the U.S. National Futures Association in such capacity to the extent, if any, required by the Subsidiary’s activities.

14.	The Subsidiary shall furnish or otherwise make available to the Adviser such information relating to the business affairs of the Subsidiary as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

15.	This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. This Agreement may be amended by mutual consent, but the consent of the Subsidiary must be approved in conformity with the requirements of the 1940 Act.

16.	Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at 307 Stonyhill Drive, Chalfont, PA 18914; or (2) to the Subsidiary at Stuarts Corporate Services Limited, 69 Dr Roy’s Drive, PO Box 2510, Grand Cayman, KY-1004, Cayman Islands, Attention: Board of Directors, with a copy to the SafeGuard Core One Fund at Three Canal Plaza, Suite 600, Portland, ME 04101, Attention: Secretary.

17.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

18.	The Subsidiary may use the name “SafeGuard” in connection with the name of the Subsidiary or any variant thereof, only for so long as this Agreement or any extension, renewal or amendment hereof remain in effect, including any similar agreement with any organization which shall have succeeded to the Adviser’s business as investment adviser, or the Distribution Agreement between the Trust and Foreside Fund Services, LLC (the “Distributor”) or any extension, renewal or amendment thereof, remains in effect, including any similar agreement with any organization which shall have succeeded to the Distributor’s business as distributor. At such time as such Agreement shall no longer be in effect, the Subsidiary will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Adviser, the Distributor or any organization which shall have so succeeded to such businesses. In no event shall the Subsidiary use the name “SafeGuard Asset Management, LLC,” or any variant thereof if the Adviser’s or Distributor’s functions are transferred or assigned to a company of which the Adviser does not have control. In the event that such Agreement shall no longer be in effect or the Adviser’s or Distributor’s functions are transferred or assigned to a company of which the Adviser does not have control, the Subsidiary shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SG Core One CFC LTD.

By:	/s/ Jessica Mateosian Chase
Jessica Mateosian Chase
Director

SAFEGUARD ASSET MANAGEMENT, LLC

By:	/s/ Joseph Gabor
Joseph Gabor
President/CIO